Exhibit 99.1

Timothy R. Lavender Kelley Drye & Warren LLP 333 West Wacker Drive Suite 2600 Chicago, IL 60606 Tel: (312) 857-2630 Fax:: (312) 857-7095 tlavender@kelleydrye.com

February 14, 2025

Via E-Mail nick.callahan@bfkn.com

Mr. Nicholas Callahan

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900

Chicago, IL 60606

Re: Edward Smolyansky and Ludmila Smolyansky

Dear Mr. Callahan:

We are contacting you as legal counsel to Edward Smolyansky (“Edward”) and Ludmila Smolyansky (“Ludmila”) with respect to certain matters relating to Lifeway Foods, Inc. (the “Company”). Reference is made to a certain press release dated February 4, 2025 (the “Press Release”), in which Edward and Ludmila made various misstatements and omit facts necessary to make their statements not misleading.

In fact, the misstatements and omissions that plague the entire Press Release begin with the very first sentence, which states, “(o)n December 23, 2024, Lifeway’s Compensation Committee […],” at which meeting the compensation of Julie Smolyansky (“Julie”) was addressed. This statement is false. Lifeway’s Board of Directors met on December 23, 2024—not its Compensation Committee. Further, the statement misleadingly omits that Julie neither attended nor participated in the portion of the Board meeting at which her retention bonus and employment agreement were discussed. Nor did Julie vote on the retention bonus or employment agreement—only the independent directors voted on those issues.

The Press Release then falsely characterizes the retention bonus approved for Julie as “another desperate leverage tactic to enable Julie to continue to fund her war against the Founding Shareholders.” Again, Julie did not participate in the discussions and votes of the Board of Directors with respect to the employment agreement and retention bonus. Moreover, the Board had no knowledge of Julie’s plan to commence a lawsuit against Edward that she filed individually and in her personal capacity. The implication that the Board of Directors participated in a plan to wage a proxy war via Julie against Edward and Ludmila is not only baseless and defamatory, but damaging to the integrity of the independent Board of Directors whose actions were taken in accordance with all applicable authority and corporate governance best practices. In fact, this retention bonus and employment agreement were the product of a negotiation process with both parties represented by counsel that had been in process for many months. From the Company’s perspective, the “war” to which the Smolyanskys are presumably referring is purely a personal family matter, which does not involve the Company and which Julie has never attempted to intertwine with the Company’s affairs. Further, Edward and Ludmila’s references to a perceived “war” only serves to illustrate Edward’s irrational behavior and thinly veiled threats that led Julie to seek a restraining order against Edward. The Company understands that, in 2024, an Emergency Order of Protection was granted by the Cook County Circuit Court against Edward in order to protect Julie’s [and her family’s] safety. Edward is later quoted saying that, “Lifeway seems determined to plunge the Company deeper and deeper into litigation this time via proxy by Julie” and refers to the Company as “America’s Worst Governed Publicly Traded Company.” Edward and Ludmila’s statements here are not only damaging to the Company, its reputation and its perception in the market, but more importantly falsely attempt to link a personal lawsuit by Julie with the operations of the Company. The Company is not involved in this litigation and does not control or direct the manner in which Julie handles personal, family trust and estate matters. The subject lawsuit, which Edward and Ludmila apparently expect to yield a “fully transparent accounting of the inner workings” of the Company, is a purely personal matter, devoid of any involvement from the Company. The lawsuit was apparently brought by Julie against Edward for tortious interference in a matter relating to an inheritance from their father and for breach of fiduciary duty.

1

Mr. Nicholas Callahan

February 14, 2025

The unfounded claims continue in the very next sentence, where Edward and Ludmila call into question the independence of two directors, Jason Scher and Pol Sikar, as having “deep and conflicting personal motives” that are contrary to the interests of the rest of the Company’s shareholders. This narrative omits key facts that repudiate their claim. It is worth noting that both Edward and Ludmila voted in favor of Jason Scher and Pol Sikar’s independence until 2021, which is coincidentally the same year that the Company’s Compensation Committee, comprised entirely of independent directors, reduced both Edward and Ludmila’s compensation. That same year, Edward and Ludmila began to question the independence of Jason Scher and Jody Levy, the two independent directors on the Compensation Committee, due to alleged personal relationships with Julie. These accusations by Edward and Ludmila resulted in the formation of a special committee of independent directors that retained independent legal counsel to investigate the independence of all the then current members of the Board of Directors previously determined to be independent. After investigation, the independent counsel concluded that none of the then current members of the Board of Directors previously deemed to be independent—including Jody Levy, Jason Scher, Pol Sikar and Dorri McWhorter—had any relationships that would disqualify them from being considered independent and had no relationship with the Company or management that would interfere with their respective ability to exercise independent judgment as a director. There have been no changes in the relationships investigated since that time. Jason Scher also has deferred his compensation as restricted stock units in order to further align his interests with stockholders. Furthermore, the special committee was tasked with several investigations at that same time, including into alleged wrongdoing by Edward and Ludmila. The findings from those independent investigations into wrongdoing by Edward and Ludmila Smolyansky resulted in the termination of their employment and consulting arrangements, respectively.

It bears noting that Edward and Ludmila now make the same claims against Julie in the Press Release as they did in 2019, which resulted in an investigation by a different committee of independent directors and independent counsel hired by the special committee, and which claims were resolved at that time without any finding of misconduct by Julie. However, what Edward and Ludmila’s account of that investigation omits is that while the investigation did not indicate any impropriety, the investigation uncovered problematic behavior which resulted in Edward’s role and responsibilities being changed (including removing treasury functions), certain of his titles being removed, and his placement on probation.

One of the more troubling declarations Edward and Ludmila make in the Press Release is that Ludmila’s attempt to monetize Edward’s shares was thwarted by the Company’s counsel, contrary to a 1999 Shareholders Agreement. The quote is reproduced below for reference. The Company repudiates Ludmila’s statements wholeheartedly. Fault for Edward’s inability to monetize his shares falls squarely on his own shoulders. The latest of Edward’s failures to sell his shares between December 30, 2024 and January 22, 2025 was related to his inability to provide accurate and complete information to the Company’s transfer agent, the Company, and your firm. Edward and his banking representatives requested certain information with respect to a sale of 148,000 shares by Edward, which your partner, Bill Fay, instructed the Company he would handle and revert with anything needed from the Company to effect the sale. No further requests were made, or documents provided, until January 15, 2025, when the Company’s transfer agent received a request by Edward to sell 523,439 shares of the Company’s common stock, without any of the other documents the transfer agent requires. Mr. Fay was not aware of any sales and had to himself follow up with Edward. On January 22, 2025, your partner, Mr. Fay, wrote to the Company as follows: “I understand from Ed that this originated when he was seeking to have a blanket opinion issued, and a certificate broken into smaller amounts. He said that request has been cancelled. It sounds like that information might not have gotten through to Computershare, but if they need anything formal from Ed or Citi to rescind the request/instructions, could you please let me know (or, feel free to have them contact me or Citi directly)?” It was Edward’s responsibility to inform the Company or its transfer agent of the termination of the requested transfer. As your own partner recognized, Edward failed to do so. As you are aware, removal of a restrictive legend requires an opinion of counsel, which you have given for Ludmila numerous times in the past several years, including with respect to sales in December 2024 and January 2025, when the legal requirements for a sale with legend removal are met. Edward appears to have misled the transfer agent and the Company by indicating that there was a sale proposed. The delay on these non-existent sales, which Edward now attempts to attribute to anyone but himself, comes as a result of lack of proper documentation from Edward, who additionally appears to have lied to Ludmila when he attributed his inability to dispose his shares as the fault of Julie, the Company, and the Company’s counsel.

“Mrs. Smolyansky continued, ‘On January 23, Julie filed suit. In anticipation of this, on January 3, I began to sell some of my shares to defend Edward. I have no choice, as Lifeway's legal counsel has refused to provide the adequate paperwork to Edward to monetize his holdings in LWAY as permitted under our 1999 Shareholders Agreement between our family member and Group Danone."

Mr. Nicholas Callahan

February 14, 2025

According to Ludmila’s statements in the Press Release, “Julie and her Board seem determined to obstruct the ability to monetize these assets and prohibit making significant charitable contributions.” However, it appears to have been Edward who stood in the way of such “significant charitable contributions,” without any participation from “Julie and her Board.” It is difficult to understand the basis for these statements, or of Ludmila’s later statement that “while [her] daughter’s Board can attempt to interfere with [their] philanthropic efforts, [they] are mere speed bumps on the road to [their] singular goal, fresh new management and new independent slate of Directors” when Ludmila has had no trouble selling her shares after producing the necessary documentation to the Company’s transfer agent. Further, Ludmila’s interpretation of what constitutes a “philanthropic effort” for purposes of selling her shares is flawed insofar as the Press Release clearly states that Ludmila had to sell her shares to fund Edward’s defense against Julie’s lawsuit. Furthermore, while the value of the Company’s shares has risen since Edward and Ludmila’s departure from the Company in 2022, such an increase is directly attributable to an increase in positive financial metrics, including revenues, margin and EBITDA. While Edward and Ludmila seek to take credit for the rise in the value of the Company’s shares in the Press Release as a result of the activist campaign they launched in 2022, it is just as likely that their actions since 2022 have depressed the value of the Company’s shares.

Edward and Ludmila’s statements in the Press Release find no support in fact. There is no factual basis on which to assert that a sale of Edward’s shares was delayed or otherwise interfered with by the Company or Company counsel. Since Ludmila stated as much in the Press Release, it is very likely that Ludmila received inaccurate information from Edward or from other sources about Edward’s ability to monetize the shares of Company stock he owns. We write this letter to bring this to your attention and so that you may consider intervention in order to afford your client, Ludmila, an accurate factual basis on which to make informed decisions and statements. We would also request that you advise your clients to immediately cease and desist making such misleading and defamatory statements, especially in public forums, with respect to Julie and the Company.

Sincerely,

/s/ Timothy R. Lavender

Timothy R. Lavender

cc: Bill Fay